UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report

(Date of earliest event reported)

July 15, 2010

C&D Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-9389	13-3314599
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1400 Union Meeting Road, Blue Bell, Pennsylvania	19422
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 619-2700

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On July 15, 2010, we received notification from the New York Stock Exchange (the “NYSE”) that we have fallen below the continued listing standard which requires a minimum average closing price of $1.00 per common share over thirty consecutive trading days. Specifically, the NYSE advised us that we were “below criteria” for the average closing price of our common stock less than $1.00 per share over a consecutive 30-trading-day period, with an average closing price of $.97 as of July 8, 2010. As a result, the NYSE informed us that we were not in compliance with the NYSE’s continued listing criteria under Section 802.01C of the NYSE Listed Company Manual.

Under NYSE rules, we have a period of six months following receipt of the notification to bring our average common share price above $1.00 per share for thirty consecutive trading days in order to avoid delisting of our common shares on the NYSE. Our common stock will continue to be listed on the NYSE during this six month interim period, subject to compliance with other NYSE continued listing requirements and the NYSE’s right to reevaluate continued listing determinations. We plan to notify the NYSE that we intend to cure this deficiency in accordance with the NYSE rules.

A copy of our press release related to this matter is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

99.1	Press Release dated July 20, 2010, furnished herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

C&D TECHNOLOGIES, INC.

By:	/S/ IAN J HARVIE
Ian J. Harvie, Vice President and Chief Financial Officer

Date: July 20, 2010

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